Exhibit 99.6

PIERRE FOODS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS

(in thousands, except share and per share data)

On December 11, 2006 Pierre Foods, Inc. (the “Company” or “Pierre”) completed its acquisition of Zartic, Inc. and Zar Tran, Inc., and acquired certain other real property and assets used in the businesses of Zartic, Inc. and Zar Tran, Inc. (“Zartic”) for an aggregate preliminary purchase price of $90,421 plus the assumption of certain liabilities, which was paid in cash at the closing and is subject to certain post closing adjustments for working capital in accordance with the terms and conditions set forth in the Asset Purchase Agreement, as amended. The purchase price was funded by an increase on the Company’s term credit facility.

The unaudited pro forma condensed combined financial information reflecting the combination of the Company and Zartic is provided for informational purposes only. The pro forma information is not necessarily indicative of what the Companies’ results of operations actually would have been had the merger been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company.

In the unaudited pro forma condensed combined statements of operations, a provision for amortization of identified intangible assets including customer relationships, tradenames and trademarks and a non-compete agreement has been made. The amounts allocated to acquired assets and liabilities in the unaudited pro forma financial statements are based on management’s preliminary valuation estimates using the assistance of outside valuation specialists. Definitive allocations will be performed and finalized. Accordingly, the purchase price allocation pro forma adjustments included in the unaudited financial statements are preliminary and have been made for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value.

The unaudited pro forma financial statements also include certain purchase accounting adjustments, including items expected to have a continuing impact on the consolidated results, such as increased depreciation and amortization expense on acquired tangible and intangible assets. The unaudited pro forma statements do not include the impacts of any revenue, cost or other operating synergies that may result from the merger.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Fiscal Year Ended March 4, 2006

(in thousands, except share and per share data)

	Pierre (March 4, 2006)	Zartic, Inc. (December 31, 2005)	Zar Tran, Inc. (December 31, 2005)	Pro Forma Adjustments	Note	Pro Forma Combined
Revenues, net	$431,633	$176,320	$10,356	$(8,703)	(a)	$609,606

Costs and expenses:
Cost of goods sold	309,273	148,029	—			457,302
Selling, general, and administrative expenses	67,839	26,487	10,057	(10,697)	(b)	93,686
Depreciation and amortization	30,638	2,897	675	5,525	(c)	39,735
Loss on disposition of property, plant, and equipment, net	6	—	—			6

Total costs and expenses	407,756	177,413	10,732	(5,172)		590,729

Operating income (loss)	23,877	(1,093)	(376)	(3,531)		18,877

Interest expense and other income
Interest expense	(22,331)	(2,428)	(153)	(5,065)	(d)	29,977
Other income	152	32	24			208

Income (loss) before income taxes	1,698	(3,489)	(505)	(8,596)		(10,892)

Income tax benefit (provision)	465			4,463	(e)	4,928

Net income (loss)	$2,163	$(3,489)	$(505)	$(4,133)		$(5,964)

Income per share data:
Basic and diluted-
Net income per share	$21.63					$(59.64)

Weighted average shares	100,000					100,000

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Selected Financial Data

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

For the Fiscal Year Ended March 4, 2006

(in thousands, except share and per share data)

(a)                                  To reflect the elimination of related party transactions between Zartic Inc. and Zar Tran Inc.of $8,703.

(b)                                 To reflect (1) the elimination of related party transactions between Zartic, Inc. and Zar Tran, Inc. of $8,703, (2) the elimination of $1,832 of compensation expense for the sellers who were terminated in connection with the acquisition and will not be replaced and (3) the elimination of $162 of related party rent expense associated with other assets acquired (the effect of acquiring these assets is included in the depreciation adjustment below).

(c)                                  To reflect amortization expense on acquired intangibles of $4,551.

To reflect depreciation expense of $4,546.

To reverse 2005 depreciation and amortization expense of $3,572.

(d)                                 To reflect the adjustments to interest expense as a result of (1) interest expense of $6,787 associated with the increased term loan borrowings to fund the acquisition (borrowings of $93,500 at 7.26%); (2) interest expense of $316 associated with the ¼% increase in rate on the existing term loan borrowings; (3) the amortization of deferred financing fees of $543 associated with the increased term loan borrowings; and (4) the elimination of interest expense of $2,581 associated with the indebtedness of the acquired operations that was repaid in connection with the Acquisition (including the amortization of related deferred financing fees).

(e)                                  Adjustment to apply the statutory rate of 35% to the pretax earnings/(loss) of the pro forma adjustments and the pretax earnings/(loss) of the acquired operations which had elected s-corporation status prior to the acquisition.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of December 2, 2006

(in thousands, except share data)

	Pierre (December 2, 2006)	Zartic, Inc. (September 30, 2006)	Zar Tran, Inc. (September 30, 2006)	Pro Forma Adjustments	Note	Pro Forma Combined
ASSETS

Current assets	$98,171	$34,777	$2,154	$(6,273)	(a)	$128,829
Property, plant, and equipment	69,464	20,177	3,920	8,569	(a)	102,130
Goodwill	196,032	—	—	35,135		231,167
Other intangible assets	122,286	—	—	27,542	(a)	149,828
Other assets	8,421	1,930	348	245		10,944
Total assets	$494,374	$56,884	$6,422	$65,218		$622,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities	$35,509	$60,591	$5,847	$(46,732)	(a)	$55,215
Long-term debt	259,659	1,127	2,612	92,156	(a)	355,554
Other non-current liabilities	47,606	—	—	12,923		60,529
Total liabilities	342,774	61,718	8,459	58,347		471,298

COMMITMENTS AND CONTINGENCIES	—	—	—	—		—

Shareholders’ equity:
Common stock	150,196	133	84	(217)	(a)	150,196
Additional paid-in capital	—	631	—	(631)	(a)	—
Retained earnings (deficit)	1,404	(5,598)	(2,121)	7,719	(a)	1,404
Total shareholders’ equity (deficit)	151,600	(4,834)	(2,037)	6,871		151,600
Total Liabilities and Shareholders’Equity	$494,374	$56,884	$6,422	$65,218		$622,898

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Selected Financial Data

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Nine Months Ended December 2, 2006

(in thousands, except share and per share data)

	Pierre (December 2, 2006)	Zartic, Inc. (September 30, 2006)	Zar Tran, Inc. (September 30, 2006)	Pro Forma Adjustments	Note	Pro Forma Combined

Revenues, net	$331,806	$120,751	$12,425	$(5,307)	(b)	$459,675

Costs and expenses:
Cost of goods sold	230,613	96,720	—			327,333
Selling, general, and administrative expenses	57,740	18,461	11,866	(6,664)	(c)	81,403
Depreciation and amortization	20,955	2,107	836	4,040	(d)	27,938
Loss on disposition of property, plant, and equipment, net	5	—	—			5

Total costs and expenses	309,313	117,288	12,702	(2,624)		436,679

Operating income (loss)	22,493	3,463	(277)	(2,683)		22,996

Interest expense and other income:
Interest expense	(17,294)	(3,778)	(134)	(2,027)	(e)	(23,233)
Other income	37	(31)	—			6

Income (loss) before income taxes	5,236	(346)	(411)	(4,710)		(231)

Income tax benefit (provision)	(1,664)			1,649	(f)	(16)

Net income (loss)	$3,572	$(346)	$(411)	$(3,062)		$(247)

Income per share data:
Basic and diluted-
Net income per share	$35.72					$(2.47)

Weighted average shares	100,000					100,000

See accompanying notes to Unaudited Pro Forma Condensed Combined Financial Statements, which are an integral part of these statements.

Selected Financial Data

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AND

UNAUDTED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

As of December 2, 2006 and for the Nine-Month Period Ended December 2, 2006

(in thousands, except share and per share data)

Unaudited Pro Forma Condensed Combined Balance Sheet

(a)          Acquisition—To reflect the purchase of Zartic, Zar Tran and certain other real property and other assets used in these businesses.

Total purchase price was approximately $89,915 plus a preliminary working capital adjustment of $506. Under the purchase method of accounting, the total estimated purchase price of $90,421 plus preliminary acquisition costs of $1,158, is allocated to the net tangible assets acquired and liabilities assumed. The preliminary amounts allocated to intangibles are as follows, based on the pro forma information at December 2, 2006:

Amortizable intangibles	$27,542

Goodwill	$35,135

The acquisition and related costs were financed with $93,524 in additional borrowings on the Company’s term loan less $1,945 in debt issue costs.

The Balance Sheet adjustments presented below are to allocate the total estimated purchase price to Zartic and Zar Tran’s net tangible assets acquired and liabilities assumed based on the estimated fair values.

	Zartic	Zartran	Combined	Fair Value	Adjustment
Current assets	$34,777	$2,154	$36,931	$30,658	$(6,273)
Property & equipment	20,177	3,920	24,097	30,234	6,137
Goodwill				35,135	35,135
Other finite-lived intangibles				27,542	27,542
Other assets	1,930	348	2,278	578	(1,700)

Current liabilities	60,591	5,847	66,438	19,706	(46,732)
Long-term debt	1,127	2,612	3,739	2,371	(1,368)
Other non-current liabilities				12,923	12,923

Pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill is not amortized; rather impairment tests are performed at least annually or more frequently if circumstances indicate an impairment may have occurred. If an impairment exists, the goodwill is immediately written down to its fair value through a current charge to earnings. Accordingly, the goodwill arising from the acquisition will be subject to an impairment test at least annually.

In addition to the net tangible assets acquired and liabilities assumed of Zartic and Zar Tran, the Company also acquired certain other real property and other assets used in these businesses from the sellers and their affiliates. The estimated fair value of these assets is approximately $2,432 and is included in the Balance Sheet adjustment to property and equipment.

Unaudited Pro Forma Condensed Combined Statement of Income

(b)         To reflect the elimination of related party transactions between Zartic Inc. and Zar Tran Inc.of $5,307.

(c)          To reflect (1) the elimination of related party transactions between Zartic, Inc. and Zar Tran, Inc. of $5,307; (2) the elimination of $1,236 of compensation expense for the sellers who were terminated in connection with the acquisition and will not be replaced and (3) the elimination of $121 of related party rent expense associated with other assets acquired (the effect of acquiring these assets is included in the depreciation adjustment below).

(d)         To reflect amortization expense on acquired intangibles of $3,243.

To reflect depreciation expense of $3,740

To reverse 2006 depreciation and amortization expense of $2,943.

(e)          To reflect the adjustments to interest expense as a result of (1) interest expense of $5,301 associated with the increased term loan borrowings to fund the acquisition (borrowings of $93,524 at 7.56%); (2) interest expense of $231 associated with the ¼% increase in rate on the existing term loan borrowings; (3) the amortization of deferred financing fees of $407 associated with the increased term loan borrowings; and (4) the elimination of interest expense of $3,912 associated with the indebtedness of the acquired operations that was repaid in connection with the Acquisition (including the amortization of related deferred financing fees).

(f)            Adjustment to apply the statutory rate of 35% to the pretax earnings/(loss) of the pro forma adjustments and the pretax earnings/(loss) of the acquired operations which had elected s-corporation status prior to the acquisition.